Exhibit 10.56

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Execution Version

ASSET PURCHASE AGREEMENT

between

Nuvo Research Inc.

and

HZNP Limited

Dated as of October 17, 2014

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Certain Defined Terms	1
1.2	Construction	9

Article II SALE AND PURCHASE OF ASSETS; LIABILITIES		10
2.1	Sale of Purchased Assets	10
2.2	Liabilities	12
2.3	Purchase Price	12
2.4	Closing	13

Article III REPRESENTATIONS AND WARRANTIES OF SELLER		14
3.1	Corporate Status	14
3.2	Authority	14
3.3	Non-Contravention	15
3.4	No Broker	15
3.5	Litigation	15
3.6	Title to the Purchased Assets	16
3.7	Contracts	16
3.8	Compliance with Law; Anti-Bribery	17
3.9	Regulatory Matters	18
3.10	Taxes	19
3.11	Intellectual Property	20
3.12	Business Practices; Discontinuance of PENNSAID 1.5%	21
3.13	Product Financial Information	22
3.14	Sufficiency of Assets	22
3.15	Suppliers	22
3.16	Product Liability	22
3.17	Solvency	22
3.18	No Additional Representations	23

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		23
4.1	Corporate Status	23
4.2	Authority	23
4.3	Non-Contravention	23
4.4	No Broker	23
4.5	Litigation	23
4.6	Canadian Sales Taxes	24
4.7	Solvency	24
4.8	No Additional Representations	24

Article V COVENANTS		24
5.1	Cooperation in Litigation and Investigations	24
5.2	Further Assurances	25

i

5.3	Confidentiality	25
5.4	Certain Tax Matters	27
5.5	Post-Closing Responsibility for Product	27
5.6	Regulatory Cooperation	27
5.7	Discontinuance of PENNSAID 1.5%	29
5.8	FDA Letters; Regulatory Documentation	29
5.9	Non-Competition	29
5.10	Publicity	30
5.11	Commercialization	30
5.12	Certain Ancillary Agreements	30
5.13	Manufacture and Supply of the Product	31
5.14	Bulk Transfer Laws	31
5.15	Covenant Not to Sue	31
5.16	Settlement Agreements	32
5.17	Termination Statements	32

Article VI INDEMNIFICATION		32
6.1	Indemnification	32
6.2	Claim Procedure	33
6.3	Limitations on Indemnification	35
6.4	Tax Treatment of Indemnification Payments	36
6.5	Exclusive Remedy	36
6.6	No Setoff Rights	37

Article VII MISCELLANEOUS		37
7.1	Governing Law, Jurisdiction, Waiver of Jury Trial, Venue and Service	37
7.2	Notices	37
7.3	No Benefit to Third Parties	39
7.4	Waiver	39
7.5	Expenses	39
7.6	Assignment	39
7.7	Amendment	39
7.8	Severability	39
7.9	Specific Performance	40
7.10	Counterparts	40
7.11	Entire Agreement	40

ii

EXHIBITS

Exhibit A	–	Bill of Sale and Assignment and Assumption Agreement

Exhibit B	–	Buyer FDA Intent Letters

Exhibit C	–	Form of Buyer FDA Transfer Letters

Exhibit D	–	IP License Agreement

Exhibit E	–	Mallinckrodt FDA Intent Letters

Exhibit F	–	Form of Mallinckrodt FDA Transfer Letters

Exhibit G	–	Patent Assignment Agreement

Exhibit H	–	Supply Agreement

Exhibit I	–	Trademark Assignment Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 17, 2014, is by and between Nuvo Research Inc., a company incorporated in the Province of Ontario, Canada (“Seller”), and HZNP Limited, a nonresident Irish company that is a tax resident in Bermuda (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume, all of the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein), as more specifically provided herein.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules, regulations, guidelines, guidances and requirements promulgated thereunder, as may be in effect from time to time (including all additions, supplements, extensions and modifications thereto).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that, with respect to upstream holders of equity interests in Seller (in the case of Seller) or Horizon Pharma plc, an Irish public limited company (in the case of Buyer), the term “Affiliate” shall not include any Person that, directly or indirectly through one or more intermediaries, does not beneficially own (as defined in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934) at least 50% of the issued and outstanding equity interests of such entity.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 2.3(b).

“Alternative Reimbursement” has the meaning set forth in Section 6.3(d).

“Ancillary Agreements” means the Supply Agreement, the Bill of Sale, the Letter Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Pharmacovigilance Agreement, the IP License Agreement, the Safety Data Exchange Agreement and the Quality Assurance Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date, entered into simultaneously with the execution of this Agreement, which is attached hereto as Exhibit A.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Hamilton, Bermuda, New York, New York or Toronto, Ontario are permitted or obligated by Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Confidential Information” has the meaning set forth in Section 5.3(b).

“Buyer Covered Party” has the meaning set forth in Section 5.15(a).

“Buyer Designee” means Horizon Pharma Ireland Limited, an Irish private limited company and an Affiliate of Buyer.

“Buyer FDA Intent Letters” means the letters to the FDA, dated as of the Closing Date, executed simultaneously with the execution of this Agreement, indicating Buyer Designee’s intent to accept the transfer of rights to the Product IND and the Product NDA from Mallinckrodt, which letters are attached hereto as Exhibit B.

“Buyer FDA Transfer Letters” means the letters to the FDA, substantially in the form attached hereto as Exhibit C, accepting the transfer of rights to the Product IND and the Product NDA from Mallinckrodt and specifying that such transfer shall become effective on January 1, 2015.

“Buyer Indemnitees” has the meaning set forth in Section 6.1(a).

“Buyer Regulatory Approvals and Documentation” means any and all Regulatory Approvals and other Regulatory Documentation related to the Product, in each case, controlled by Buyer or any of its Affiliates, licensees, sublicensees, suppliers or distributors immediately following the Closing.

“Buyer Territory” means the United States of America and its territories and possessions.

“Cap” has the meaning set forth in Section 6.3(a).

“Claim Notice” has the meaning set forth in Section 6.2(b).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 5.9(a).

“Confidential Information” has the meaning set forth in Section 5.3(a).

“Confidentiality Agreement” means the confidentiality agreement, dated May 15, 2014, between Buyer and Seller.

“Contract” means any contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement.

“Controlling Party” has the meaning set forth in Section 6.2(b).

“Copyright” means copyrights and rights in copyrightable works (including rights in computer programs, whether in source code, object code or other human-readable form, algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing), copyright registrations or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing.

“Disclosure Schedules” means the disclosure schedules of Seller related to the representations and warranties of Seller set forth in Article III.

“Domain Names” means Internet domain names and sites, URLs and applications and registrations therefor.

“Encumbrance” means, with respect to any Purchased Asset, any mortgage, lien (including liens for Taxes that are due and payable), license, deed of trust, option, pledge, security interest or similar encumbrance of any nature whatsoever, right of first refusal, preemption, conversion, put or call or other restriction on transfer or use.

“Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates, including the Specified Manufacturing Technology, other than the Purchased Assets.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Fundamental Reps” means the representations and warranties set forth in Section 3.1 (Corporate Status), Section 3.2 (Authority), Section 3.4 (No Broker), Section 3.6 (Title to the Purchased Assets), Section 4.1 (Corporate Status), Section 4.2 (Authority) and Section 4.4 (No Broker).

“Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including the FDA or any corresponding foreign agency.

“Indemnified Party” has the meaning set forth in Section 6.2(a).

“Indemnifying Party” has the meaning set forth in Section 6.2(a).

“Intellectual Property Rights” means Copyrights, Domain Names, Patent Rights, Know-How and Trademarks.

“IP License Agreement” means that certain IP License Agreement, dated as of the Closing Date, entered into simultaneously with the execution of this Agreement, which is attached hereto as Exhibit D.

“Know-How” means any trade secrets, all technical and scientific information and other technical subject matter, proprietary methods, ideas, concepts, formulations, discoveries, inventions, devices, prototypes, technology, trade secrets, compositions, designs, formulae, data (including clinical, non-clinical and pre-clinical data), know-how, show-how, specifications, drawings, techniques, results, processes, methods, procedures and/or designs, whether or not patentable.

“Law” means any domestic or foreign federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, guidance, order or other requirement of any Governmental Authority.

“Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, asserted or unasserted, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“Litigation” means any investigation by a Governmental Authority of which the Person being investigated has received written notice, or any claim, action, arbitration, mediation, hearing, proceeding, litigation or suit (whether civil, criminal or administrative).

“Loss” or “Losses” means any Liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith, including reasonable costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel.

“Mallinckrodt” means Mallinckrodt plc, a corporation organized under the laws of Ireland, or Mallinckrodt Inc., a corporation organized under the laws of Delaware, as the context may require.

“Mallinckrodt Agreements” means, collectively, (i) the agreement, dated September 4, 2014, between Seller and Mallinckrodt pursuant to which the Mallinckrodt Litigation was settled, (ii) the Mutual Release and Arbitration Agreement, dated October 8, 2014, between Seller and Mallinckrodt, and (iii) the Mallinckrodt License Agreement.

“Mallinckrodt Exit Date” means December 31, 2014.

“Mallinckrodt FDA Intent Letters” means the letters to the FDA, dated as of the Closing Date, executed simultaneously with the execution of this Agreement, indicating Mallinckrodt’s intent to transfer rights to the Product IND and the Product NDA to Buyer Designee, which letters are attached hereto as Exhibit E.

“Mallinckrodt FDA Transfer Letters” means the letters to the FDA, substantially in the form attached hereto as Exhibit F, transferring the rights to the Product IND and the Product NDA to Buyer Designee and specifying that such transfer shall become effective on January 1, 2015.

“Mallinckrodt License Agreement” means the Diclofenac Development and License Agreement, dated as of June 15, 2009, between Seller and Mallinckrodt, Inc.

“Mallinckrodt Litigation” means the litigation captioned “Nuvo Research Inc. v. Mallinckrodt Inc.” brought in the United States District Court for the Southern District of New York on August 20, 2013.

“Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Non-Controlling Party” has the meaning set forth in Section 6.2(b).

“Notice” has the meaning set forth in Section 7.2.

“Owned Registered Product IP” has the meaning set forth in Section 3.11(a).

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Patent Assignment Agreement” means that certain Patent Assignment Agreement, dated as of the Closing Date, entered into simultaneously with the execution of this Agreement, which is attached hereto as Exhibit G.

“Patent Rights” means all patents, filed, draft and unfiled patent applications, and invention disclosures, including provisional and non-provisional patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues, supplemental examinations, and applications or patents otherwise emerging from post grant reviews, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Law with respect thereto.

“PENNSAID 1.5%” means the topical diclofenac product known as PENNSAID® 1.5%.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

“Pharmacovigilance Agreement” has the meaning set forth in Section 5.12(a).

“Product” means the topical diclofenac product known as PENNSAID® 2%.

“Product Business” means the making, import, using, selling or offering for sale, including researching, developing, commercializing, registering, Manufacturing, holding or keeping (whether for disposal or otherwise), transporting, distributing, promoting, marketing or otherwise disposing of the Product in or for the Buyer Territory either directly or through one or more licensees, manufacturers or distributors.

“Product Contracts” has the meaning set forth in Section 3.7(a).

“Product Financial Information” has the meaning set forth in Section 3.13.

“Product IND” means Investigational New Drug Application #075045, including all amendments and supplements thereto.

“Product NDA” means NDA #204623, including all amendments and supplements thereto.

“Product Promotional Materials” means all sales training materials and all written, printed, graphic, electronic, audio or video presentations of information, including, without limitation, journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, and broadcast advertisements intended for use or used by Seller or its Affiliates or its sublicensees (including Mallinckrodt and its Affiliates) in connection with any promotion of a Product in the Buyer Territory, but excluding Product labeling approved by the FDA.

“Product Records” means all books and records of Seller or its Affiliates or Mallinckrodt or its Affiliates necessary for Buyer or its Affiliates to conduct the Product

Business as contemplated by this Agreement and the Ancillary Agreements (for the avoidance of doubt, excluding any reimbursement records and contracts).

“Purchase Price” means $45,000,000.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Copyrights” means all Copyrights that are owned by Seller or any of Seller’s Affiliates and are used or held for use in connection with the Product Business in the Buyer Territory, including those Copyrights listed on Schedule 3.11(a), in each case, excluding all Specified Manufacturing Technology.

“Purchased Domain Names” means all rights in the Domain Names that are owned by Seller or any of Seller’s Affiliates and are used or held for use in connection with the Product Business in the Buyer Territory, including those Domain Names listed on Schedule 3.11(a).

“Purchased Intellectual Property” means the Purchased Copyrights, the Purchased Domain Names, the Purchased Know-How, the Purchased Patents and the Purchased Trademarks.

“Purchased Know-How” means all Know-How that is owned by Seller or any of Seller’s Affiliates and is used or held for use in connection with the Product Business in the Buyer Territory, including those Copyrights listed on Schedule 3.11(a), in each case, excluding all Specified Manufacturing Technology.

“Purchased Patents” means all Patent Rights in the Buyer Territory that are owned by Seller or any of Seller’s Affiliates and used or held for use in connection with the Product or the Product Business, including those Patent Rights listed on Schedule 3.11(a).

“Purchased Regulatory Approvals” has the meaning set forth in Section 2.1(a)(i).

“Purchased Trademarks” means all Trademarks listed on Schedule 3.11(a).

“Quality Assurance Agreement” has the meaning set forth in the Supply Agreement.

“Regulatory Approvals” means, with respect to the Product in the Buyer Territory, any and all approvals (including the Product NDA and the Product IND), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the Product, whether held by Seller, an Affiliate thereof or Mallinckrodt or an Affiliate thereof, including, where applicable, (i) pre- and post-approval marketing authorizations and (ii) labeling approvals.

“Regulatory Documentation” means, with respect to the Product, all (i) documentation comprising the Regulatory Approvals, (ii) correspondence and reports necessary to commercially distribute, sell or market the Product in the Buyer Territory submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files, (iii) data (including clinical and pre-clinical data) contained in any of the foregoing, including the electronic file containing the Product NDA and all serial submissions, the Product IND and the pharmacovigilance and product safety databases and systems and (iv) to the extent not otherwise included in clauses (i)–(iii), all records required to be kept under 21 C.F.R. § 314.81.

“Restrictive Period” means the Closing Date through the earlier of the date that (i) is ten years after the Closing Date and (ii) Buyer is no longer engaging in the Product Business.

“Safety Data Exchange Agreement” means a customary Safety Data Exchange Agreement, between Seller and an Affiliate of Buyer, with respect to the Product.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Business” means the making, having made, importing, using, selling or offering for sale, including researching, developing, commercializing, registering, Manufacturing, having Manufactured, holding or keeping (whether for disposal or otherwise), having used, exporting, transporting, distributing, promoting, marketing or having sold or otherwise disposing of the Product in or for the Seller Territory either directly or through one or more licensees, manufacturers or distributors.

“Seller Confidential Information” has the meaning set forth in Section 5.3(c).

“Seller Indemnitees” has the meaning set forth in Section 6.1(b).

“Seller Regulatory Approvals and Documentation” means any and all Regulatory Approvals and other Regulatory Documentation related to the Product, in each case, controlled by Seller or any of its Affiliates or Mallinckrodt (or any of its Affiliates), licensees, sublicensees, suppliers or distributors immediately prior to the Closing, excluding the Purchased Regulatory Approvals and the Regulatory Documentation included in the Purchased Assets.

“Seller Territory” means worldwide, excluding the Buyer Territory.

“Seller’s Knowledge” means […***…].

“Specified Manufacturing Technology” means the Know-How and Copyrights included in the Manufacturing Technology (as defined in the Supply Agreement).

“Supply Agreement” means that certain Supply Agreement, dated as of the Closing Date, entered into simultaneously with the execution of this Agreement, which is attached hereto as Exhibit H.

***	Confidential Treatment Requested

“Tax” or “Taxes” means (i) all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local, provincial or non-U.S. net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, estimated transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under applicable Law and (ii) any amount owed in respect of clause (i) as a result of being a member of a combined, consolidated, affiliated or unitary group, as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return statement or other document relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, with the Internal Revenue Service or other Tax authority in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Termination Statements” has the meaning set forth in Section 5.17.

“Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

“Third-Party Claim” has the meaning set forth in Section 6.2(b).

“Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered.

“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement, dated as of the Closing Date, entered into simultaneously with the execution of this Agreement, which is attached hereto as Exhibit I.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Date” means the date on which the FDA publishes in the National Drug Code Directory a National Drug Code number with respect to the Product indicating Buyer as the labeler.

“$” means U.S. dollars.

1.2 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural includes the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to Buyer, Seller or any other Person are also references to any of its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to any period of days shall be deemed to be the relevant number of calendar days unless otherwise specified.

ARTICLE II

SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1 Sale of Purchased Assets.

(a) Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall sell, transfer, convey, assign and deliver (or, with respect to the Product IND and the Product NDA, cause to be delivered) to Buyer, and Buyer shall purchase and accept from Seller (or, with respect to the Product IND and the Product NDA, Buyer will accept from Mallinckrodt), the following, whether owned or held by Seller, any Affiliate thereof, Mallinckrodt or any Affiliate thereof (collectively, the “Purchased Assets”):

(i) all rights and interests of Seller, its Affiliates, Mallinckrodt or its Affiliates to or in all Regulatory Approvals for the Product in the Buyer Territory whether obtained before or after the Closing (the “Purchased Regulatory Approvals”);

(ii) all Regulatory Documentation;

(iii) all Product Promotional Materials;

(iv) all Product Records; and

(v) all rights and interests of Seller or its Affiliates, to or in the Purchased Intellectual Property and the intellectual property rights licensed to Seller pursuant to the Mallinckrodt License Agreement, including the right to sue and recover for past, present and future infringements, misappropriations, dilution, unauthorized use or disclosure or other conflict with any of the Purchased Intellectual Property but, subject to Section 5.16, excluding the rights of Seller or its Affiliates under the settlement agreements set forth on Schedule 3.11(f);

(b) Excluded Assets. Buyer shall not acquire pursuant to this Agreement or any Ancillary Agreement, and Seller or its Affiliates shall retain following the Closing Date, the Excluded Assets.

(c) No Rights in the Seller/Buyer Territory. Each Party acknowledges and agrees that except as expressly set forth herein or in any Ancillary Agreement, (i) except with respect to Purchased Assets used or held for use in both the Buyer Territory and the Seller Territory, Buyer shall not receive any rights with respect to the Purchased Assets or the Product Business by virtue of this Agreement or any Ancillary Agreement in the Seller Territory and (ii) except as expressly set forth herein or in any Ancillary Agreement, in no event shall Seller retain any rights with respect to the Product, the Purchased Assets or the Product Business after the Closing Date in the Buyer Territory; provided, however, that pursuant to the IP License Agreement, Seller shall receive back certain rights with respect to the Purchased Assets (in the Seller Territory with respect to the Product and in both the Seller Territory and the Buyer Territory with respect to Seller’s other products and business lines (other than PENNSAID 1.5%)) used or held for use in both the Buyer Territory and the Seller Territory. Except as expressly set forth herein or in any Ancillary Agreement, (A) Buyer shall not, and shall cause its Affiliates and, as it relates to and on behalf of Buyer and its Affiliates, licensees, sublicensees and distributors not to, (I) from and after the Closing, engage in the Seller Business or, directly or indirectly, make, import, use, sell or offer for sale, including research, develop, commercialize, register, Manufacture, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of, in or for the Seller Territory, PENNSAID 1.5% or a generic equivalent of the Product or PENNSAID 1.5%, and (II) during the ten-year period from and after the Closing, reference the Product IND or the Product NDA (including any Regulatory Documentation) in order to, directly or indirectly, make, import, use, sell or offer for sale, including research, develop, commercialize, register, Manufacture, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of, in or for the Seller Territory, any diclofenac sodium product for topical uses in humans, and (B) Seller shall not, and shall cause its Affiliates and, as it relates to and on behalf of Seller and its Affiliates, licensees, sublicensees and distributors not to, (I) from and after the Closing, engage in the Product Business or directly or indirectly, make, import, use, sell or offer for sale, including research, develop, commercialize, register, Manufacture, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of, in or for the Buyer Territory, PENNSAID 1.5% or a generic equivalent of the Product or PENNSAID 1.5% and (II) during the Restrictive Period, take any action prohibited by Section 5.9; provided, however, that, notwithstanding anything in this Agreement to the contrary, except as expressly set forth in clauses (A) and (B) above, this Agreement shall not impose any restriction, limitation or qualification on any such Person from, directly or indirectly, making, importing, using, selling or offering for sale, including researching, developing, commercializing, registering, Manufacturing, holding or keeping (whether for disposal or otherwise), transporting, distributing, promoting, marketing or otherwise disposing of, any product anywhere in the world; provided, further, that each of the Parties acknowledges that any marketing of the Product in the Buyer Territory or the Seller Territory over the Internet or through social media that is not specifically directed to the other Party’s territory shall not constitute a violation of this Section 2.1(c) or Section 5.9. If Buyer, its Affiliates or any (sub)licensees or distributors receive any order for any Product for the Seller Territory, such Person shall promptly refer such order to Seller. If Seller, its Affiliates or any sublicensees or distributors receive any order for any Product for the Buyer Territory, such Person shall promptly refer such order to Buyer

(d) License-Back. Without limiting the IP License Agreement, Buyer hereby grants to Seller and its Affiliates, for the period from the Closing Date through the Mallinckrodt Exit Date, an exclusive, royalty-free, fully paid-up license (with the right to sublicense to Mallinckrodt and its Affiliates) to use the Purchased Assets in the Product Business consistent with past practice.

2.2 Liabilities.

(a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (or shall cause its Affiliates to) assign and Buyer shall assume and agree to pay and discharge when due (i) all Liabilities of Seller and its Affiliates under or to the extent relating to the Purchased Assets arising out of or relating to the ownership of the Purchased Assets by Buyer on or after the Transfer Date (or on or after the Closing Date to the extent attributable to actions taken (except at the written direction of, or with the written consent of, Seller) by Buyer or its Affiliates), except to the extent attributable to or arising from Seller’s continued engagement in the Product Business, as contemplated by Section 2.1(d) and the proviso to Section 5.9(a) and (ii) all Liabilities arising out of, or to the extent related to, the marketing, distribution, sale or use of the Product sold on or after the Transfer Date by or on behalf of Buyer or its Affiliates (other than Liabilities arising out of or to the extent related to the Manufacture of the Product by or on behalf of Seller) (collectively, the “Assumed Liabilities”).

(b) Excluded Liabilities. Buyer shall not assume any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.

2.3 Purchase Price.

(a) In consideration of the conveyances contemplated under Section 2.1, in addition to Buyer’s assumption of the Assumed Liabilities pursuant to Section 2.2(a), Buyer shall pay to Seller by wire transfer of immediately available funds, on the Closing Date, an amount equal to the Purchase Price to an account designated by Seller by notice to Buyer at least three Business Days prior to the Closing Date.

(b) For Tax purposes, Buyer shall deliver its proposed allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets (the “Allocation”) to Seller within sixty days following the Closing. Seller shall have the right to review and raise any objections in writing to the Allocation during the thirty-day period after its receipt thereof. If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to agree on the Allocation within thirty days after the commencement of such good faith negotiations (or such longer period as Seller and Buyer may mutually agree in writing), the disputed portion(s) of such adjustment shall be submitted to binding arbitration by a nationally recognized accounting firm mutually agreed to by the Parties in accordance with American Arbitration Association procedures. Costs and expenses of such arbitration shall be borne equally by Seller and Buyer. The Parties agree to file all Tax Returns consistent with the Allocation. In the event that the Allocation is disputed by any Governmental Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party, and the Parties shall cooperate in good faith to resolve such dispute.

2.4 Closing.

(a) Closing. Pursuant to the terms of this Agreement, the closing of the Transactions (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 222 Bay Street Suite 1750, Toronto, Ontario M5K 1J5, Canada, at 10:00 a.m., local time, on the Closing Date. The Closing shall be deemed to have occurred at 12:00 a.m., eastern time, on the Closing Date, such that Buyer shall be deemed the owner of the Purchased Assets on and after the Closing Date.

(b) Closing Deliveries of Seller. Except as otherwise indicated below, at the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i) each of the Ancillary Agreements (except for the Pharmacovigilance Agreement, the Safety Data Exchange Agreement and the Quality Assurance Agreement) to which Seller is a party, validly executed by a duly authorized officer of Seller;

(ii) subject to Section 5.8(a), the Purchased Assets; except for:

(A) Purchased Assets contemplated to be delivered pursuant to the Pharmacovigilance Agreement, which shall be delivered in accordance with the Pharmacovigilance Agreement;

(B) for advertising and promotion documents that are not in Seller’s possession as of the Closing, which Seller shall deliver or cause to be delivered to Buyer as promptly as practicable, but in no event later than thirty days, after the Closing Date;

(C) Regulatory Documentation that does not exist as of the Closing but that is created between the Closing and the Mallinckrodt Exit Date, which

Seller shall deliver or cause to be delivered to Buyer as promptly as practicable after such Regulatory Documentation is created but no later than the Mallinckrodt Exit Date;

(D) Product Promotional Materials that are not in Seller’s possession as of the Closing, which Seller shall deliver or cause to be delivered to Buyer as promptly as practicable, but in no event later than thirty days, after the Closing; and

(iii) the Mallinckrodt FDA Intent Letters, validly executed by a duly authorized officer of Mallinckrodt.

(c) Closing Deliveries of Buyer. At the Closing, Buyer shall deliver the following to Seller:

(i) each of the Ancillary Agreements (except for the Pharmacovigilance Agreement, the Safety Data Exchange Agreement and the Quality Assurance Agreement) to which Buyer or any Affiliate of Buyer is a party, validly executed by a duly authorized officer of Buyer or an Affiliate of Buyer, as applicable;

(ii) the Purchase Price in accordance with Section 2.3(a); and

(iii) the Buyer FDA Intent Letters, validly executed by a duly authorized officer of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1 Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada, and Seller has all requisite corporate and legal power and authority to own, use and operate the Purchased Assets, to carry on the Product Business as now being conducted and to consummate the Transactions.

3.2 Authority. Each of Seller and Mallinckrodt has the requisite corporate power and authority to own and operate the Product Business as currently conducted. Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate actions of Seller or Mallinckrodt, as the case may be. No shareholder vote or other corporate action is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions. This Agreement and each Ancillary Agreement constitutes the valid and legally binding obligation of Seller or Mallinckrodt, as the case may be, enforceable against Seller or Mallinckrodt, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

3.3 Non-Contravention. The execution, delivery and performance by Seller or Mallinckrodt, as the case may be, of this Agreement and each Ancillary Agreement do not and will not (a) conflict with, violate or result in a breach of the articles of incorporation or other organizational documents of such party, (b) violate or conflict with any Law or other restriction of any Governmental Authority applicable to Seller, Mallinckrodt, the Product, the Product Business or any of the Purchased Assets or (c) conflict with, violate or result in the breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or any Affiliate thereof or Mallinckrodt or any Affiliate thereof under, or to a loss of any benefit of the Product Business to which Seller or any Affiliate thereof or Mallinckrodt or any Affiliate thereof is entitled under, any Contract to which Seller or any Affiliate thereof or Mallinckrodt or any Affiliate thereof is a party, or to which any of their properties or assets are subject, or result in the creation of any Encumbrance on any of the Purchased Assets. Except for the Buyer FDA Intent Letters, the Buyer FDA Transfer Letters, the Mallinckrodt FDA Intent Letters and the Mallinckrodt FDA Transfer Letters, no notice to, filing with, permit of, authorization of, exemption by or consent of any Governmental Authority or other Person is required for Seller to consummate the Transactions.

3.4 No Broker. There is no broker, finder or financial advisor acting or who has acted on behalf of Seller who is entitled to receive any brokerage or finder’s or financial advisory fee from Buyer or its Affiliates in connection with the Transactions.

3.5 Litigation.

(a) Except as set forth on Schedule 3.5(a), there is no Litigation (i) pending, or to Seller’s Knowledge threatened, against Seller or any of its Affiliates or to Seller’s Knowledge, Mallinckrodt or any of its Affiliates or (ii) that has been settled, resolved or otherwise reached a final disposition since January 1, 2012, that, in each case, (A) relates to or is reasonably likely to affect, directly or indirectly, the Product, the Product Business or any of the Purchased Assets, (B) would reasonably be expected to enjoin, restrict, prohibit or delay the transfer of all or any part of the Purchased Assets, or the performance by Seller or Mallinckrodt, as contemplated by this Agreement or the Ancillary Agreements or (C) would reasonably be expected to impose any material limitation on the ability of Buyer or any of its Affiliates after the Closing to operate the Product Business as currently conducted or to hold the Purchased Assets as currently held. Seller has made available to Buyer with true and complete copies of all material documentation, including all judgments, orders and settlement agreements, related to any of the Litigation set forth on Schedule 3.5(a).

(b) There is no order or judgment of a Governmental Authority outstanding against Seller or any of its Affiliates or Mallinckrodt or any of its Affiliates that relates to or is reasonably likely to affect the Product, the Product Business or any of the Purchased Assets, that is material to the Product Business, taken as a whole, or imposes any material limitation on the ability of Seller, any of its Affiliates, Mallinckrodt or any of its Affiliates (or would impose any limitation on Buyer or any of its Affiliates after the Closing) to operate the Product Business or the Purchased Assets as currently conducted.

(c) None of Seller or any of its Affiliates or, to Seller’s Knowledge, any of its licensees or Mallinckrodt or any of its Affiliates have undergone during the last three years, and are not currently, or reasonably expected to be, undergoing, any audit (except for routine audits of manufacturing facilities), review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the Product, the Product Business, the Purchased Assets or PENNSAID 1.5%.

3.6 Title to the Purchased Assets.

(a) Seller has (or, solely with respect to the Product NDA and the Product IND, Mallinckrodt or its Affiliates have), and Seller has the legal right and authority to transfer or cause to be transferred to Buyer (or, in the case of the Product NDA and the Product IND, Buyer Designee) good, valid and marketable title to all of the Purchased Assets (including the Purchased Intellectual Property) free and clear of all Encumbrances. Seller (or, solely with respect to the Product NDA and the Product IND, Mallinckrodt or its Affiliates) owns, leases or has the legal right to use all of the Purchased Assets.

(b) The Ancillary Agreements executed and delivered by Seller to Buyer at the Closing, together with the Mallinckrodt FDA Transfer Letters, effectively vest in Buyer (or, in the case of the Product NDA and the Product IND, upon the Transfer Date, will vest in Buyer Designee) good, valid and marketable title to, and ownership of, the Purchased Assets free and clear of all Encumbrances.

(c) Prior to the Closing, Seller paid in full all amounts due and owing under the third-party financing arrangement set forth on Schedule 3.6(c) and made available to Buyer the executed customary payoff letter with respect thereto.

3.7 Contracts.

(a) Set forth on Schedule 3.7(a) is a list of all Contracts to which Seller or any Affiliate thereof or Mallinckrodt or any Affiliate thereof is a party, or to which any of their properties or assets are subject, that are (i) necessary for the conduct of the Product Business by Buyer as contemplated by this Agreement and the Ancillary Agreements or (ii) that are the current dimethyl sulfoxide and current active pharmaceutical ingredient supply Contracts in relation to Seller’s Manufacture and supply of the Product as of the date hereof and for purposes of Seller’s performance of its obligations under this Agreement and the Ancillary Agreements immediately after the Closing (the Contracts set forth pursuant to this clause (ii), the “Product Contracts”). The Product Contracts and each Mallinckrodt Agreement (except for the Mallinckrodt License Agreement to the extent provided by the other Mallinckrodt Agreements) are in full force and effect and constitute legal, valid and binding agreements of Seller or an Affiliate thereof and, in the case of the Mallinckrodt Agreements, Mallinckrodt, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

(b) Neither Seller or any Affiliate thereof nor Mallinckrodt, and, to Seller’s Knowledge, no other party thereto, is in default in any material respect in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Product Contract or the Mallinckrodt Agreements, as applicable, and Seller has not given or received written notice to or from any Person relating to any such alleged default. To Seller’s Knowledge, no event has occurred which (with or without the giving of notice or lapse of time, or both) would reasonably be expected to conflict with or result in a conflict, violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, the Product Contracts or the Mallinckrodt Agreements.

(c) Except as set forth on Schedule 3.7(c) or in the Mallinckrodt Agreements, no Person holds any license or other right to Manufacture, sell or market PENNSAID 1.5% or the Product in the Buyer Territory.

(d) Seller has made available to Buyer true and complete copies of the Mallinckrodt Agreements and the settlement agreements set forth on Schedule 3.7(c), in each case including all amendments thereto through the Closing Date.

3.8 Compliance with Law; Anti-Bribery.

(a) With respect to (i) the Product, (ii) Seller’s or Mallinckrodt’s ownership, marketing, promotion, commercialization, distribution and sale of the Product and (iii) Seller’s or Mallinckrodt’s operation of the Product Business and the ownership of the Purchased Assets, Seller, and to Seller’s Knowledge, each director, officer and employee of Seller, each Affiliate or agent thereof and Mallinckrodt and each Affiliate or agent of Mallinckrodt (A) is and has been in compliance in all material respects with all applicable Laws in the Buyer Territory, including (1) any applicable Laws governing the development, approval, manufacture, sale, marketing, promotion or distribution of drugs, including the Act, and the purchase or prescription of, or reimbursement for, drugs by any Governmental Authority, private health plan or entity, or individual, in each case as amended and as applicable, (2) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the False Claims Act (42 U.S.C. § 1320a-7b(a)) and the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq.), and any comparable foreign, state or local Laws, in each case as amended and as applicable and (3) all applicable Laws relating to consumer protection, consumer fraud, unfair competition, consumer privacy or illegal, false or deceptive marketing or advertising and (B) (1) has not made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, or entered into any agreement or arrangement to do any of the foregoing, (2) has not established or maintained any fund or asset that has not been recorded in its books and records and (3) is not, and has not been, decertified, restricted, limited, excluded, suspended or debarred from participation, and is not otherwise ineligible to participate in, any health care program of a Governmental Authority.

(b) Seller or Mallinckrodt possesses, and is in compliance in all material respects with, all permits necessary for the conduct of the Product Business as it is currently conducted.

(c) During the past three years, none of Seller, its Affiliates or agents or Mallinckrodt or its Affiliates or agents have (i) used any company or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds, in violation of the Foreign Corrupt Practices Act of 1977, as amended, as if it were applicable thereto at that time, or any other similar applicable Law, (ii) paid, accepted or received any material unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar or related applicable domestic or foreign Laws and regulations, in each case with respect to the Product, the Purchased Assets, the Product Business or the Seller Business. None of Seller or its Affiliates or Mallinckrodt or its Affiliates, and no director, officer or employee thereof (to Seller’s Knowledge, with respect to directors, officers or employees of Mallinckrodt or its Affiliates), is or has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authority regarding any offense or alleged offense related to the Product, the Purchased Assets, the Product Business or the Seller Business under any anti-bribery, anti-corruption, anti-money laundering, terrorist financing or anti-fraud Laws, and to Seller’s Knowledge, during the past three years, no such investigation, inquiry or proceeding has been threatened.

3.9 Regulatory Matters. Except as set forth on Schedule 3.9:

(a) Seller or Mallinckrodt possesses all Regulatory Approvals necessary to conduct the Product Business in the Buyer Territory as presently conducted and such necessary Regulatory Approvals are in full force and effect. No proceeding is pending against Seller or its Affiliates or Mallinckrodt or its Affiliate or, to Seller’s Knowledge, threatened, regarding the revocation of any such Regulatory Approval.

(b) During the two years prior to the Closing Date, with respect to the Product and with respect to PENNSAID 1.5%, none of Seller or its Affiliates or, to Seller’s Knowledge, Mallinckrodt or its Affiliates or any licensee of Seller or Mallinckrodt has received or been subject to any: (i) Form 483s, warning letters or other written correspondence from the FDA in which the FDA asserted that the operations of Seller, its Affiliates, Mallinckrodt or its Affiliates or other licensees were not in compliance with applicable Law; (ii) warning letters or other written correspondence from any other Governmental Authority in which such other Governmental Authority asserted that the operations of Seller, its Affiliates, Mallinckrodt or its Affiliates or other licensees were not in compliance with applicable Law; or (iii) investigation, penalty for corrective or remedial action or other compliance or enforcement action initiated by the FDA or any other Governmental Authority. During the two years prior to the Closing Date, there has not been any: (A) occurrence of any voluntary or compelled product recall or market withdrawal or replacement conducted by or on behalf of Seller or Mallinckrodt or any other licensee concerning the Product or PENNSAID 1.5%; (B) product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in the Product or PENNSAID 1.5%; or (C) to Seller’s Knowledge, event materially affecting the safety of the Product or PENNSAID 1.5%. Seller has made available to Buyer complete and accurate copies of complaints and notices of serious adverse drug experiences, alleged defects or material adverse reaction with respect to the Product or PENNSAID 1.5% that have been received in writing by Seller or its Affiliates or Mallinckrodt or its Affiliates or other licensees.

(c) During the two years prior to the Closing Date, with respect to the Product and PENNSAID 1.5%, Seller and its Affiliates and Mallinckrodt and its Affiliates have completed and filed all material reports, documents, claims, permits and notices, including of all serious adverse events obtained or otherwise received relating to the Product or PENNSAID 1.5%, and any complete responses (in accordance with any required timeframe) and, as applicable, corrective action plans, required to be prepared and submitted in response to written correspondence described in Section 3.9(b). To Seller’s Knowledge, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed.

(d) During the two years prior to the Closing Date, the Product has, in all material respects, been Manufactured and labeled in compliance with applicable Law and applicable Regulatory Approvals.

(e) During the two years prior to the Closing Date, in each case, in connection with the Product, the Product Business and the Purchased Assets, neither Seller nor Mallinckrodt have, and to Seller’s Knowledge, no Affiliate, officer, employee or agent of Seller or Mallinckrodt has, made any untrue statement of a material fact or a fraudulent statement, or failed to disclose a material fact required to be disclosed, to the FDA or any other Governmental Authority.

(f) In each case, in connection with the Product, the Product Business, the Purchased Assets or PENNSAID 1.5%, none of Seller or its Affiliates or Mallinckrodt or its Affiliates (i) is a party to a corporate integrity agreement or consent decree, (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (iii) during the two years prior to the Closing Date, has been a defendant in any qui tam or False Claims Act litigation or (iv) during the two years prior to the Closing Date, has been served with or received any search warrant or subpoena (other than those related to actions against Third Parties) from any Governmental Authority.

3.10 Taxes.

(a) All material Tax Returns of Seller required to have been filed by, or with respect to, the Purchased Assets have been filed on a timely basis, and all Taxes required to be paid by Seller or its Affiliates or, to Seller’s Knowledge, Mallinckrodt or its Affiliates, with respect to the Purchased Assets (regardless of having been shown on any Tax Return) have been paid. All such Tax Returns of Seller were correct and complete in all material respects.

(b) Seller has no Liability for Taxes that Buyer could become liable for or that would adversely affect (i) the interests to be acquired by Buyer hereunder and under the Ancillary Agreements or (ii) Buyer’s right to use or enjoy (free and clear of any Encumbrances for Taxes, other than Encumbrances for Taxes not yet due and payable) any Purchased Asset.

(c) No audits or legal proceedings relating to a Tax payable by Seller or its Affiliates or, to Seller’s Knowledge, Mallinckrodt or its Affiliates, have been commenced with respect to the Purchased Assets or are pending or threatened as of the Closing Date.

(d) Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and each other Person selling, transferring, conveying or assigning any, or any portion, of the Purchased Assets (i) is not a non-resident of Canada for purposes of the Income Tax Act (Canada) or (ii) the Purchased Assets being sold, transferred, conveyed or assigned by such Person is not “taxable Canadian property” to such person for the purposes of the Income Tax Act (Canada).

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth a true and complete list of all (i) registered Purchased Copyrights, (ii) Purchased Patents, (iii) Purchased Trademarks and (iv) Purchased Domain Names owned by Seller that have not expired or been abandoned and have been issued, registered or granted or that are the subject of an application for issuance, registration or grant in the Buyer Territory (“Owned Registered Product IP”), and all Owned Registered Product IP that has been issued, is registered or been granted is subsisting, valid and enforceable. All maintenance fees, annuity fees or renewal fees for such Owned Registered Product IP in the Buyer Territory that are due and payable have been paid in all material respects. Seller is the sole and exclusive beneficial owner and, with respect to applications and registrations, record owner of all Owned Registered Product IP, free and clear of all Encumbrances.

(b) None of the Purchased Patents is involved in any Litigation, reissue, interference, reexamination, post-grant proceeding in the United States Patent and Trademark Office or opposition, and no inequitable conduct that would be in violation of 37 C.F.R. § 1.56 or other fraudulent conduct or misuse has been committed in the prosecution of or Litigation by Seller related to any of the Purchased Patents.

(c) None of the Purchased Copyrights or Purchased Domain Names is involved in any Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding.

(d) To Seller’s Knowledge, the conduct of the Product Business as currently conducted, and the conduct of the Product Business as conducted in the past three years, does not and did not infringe, misappropriate or otherwise violate any Person’s Intellectual Property Rights.

(e) Except as set forth on Schedule 3.11(e), no Litigation is pending or, to Seller’s Knowledge, threatened against Seller (i) based upon, challenging or seeking to deny or restrict the use of any of the Purchased Intellectual Property, (ii) alleging that the Product Business infringes or misappropriates or otherwise violates the Intellectual Property Rights of any Person or (iii) asserting a Paragraph IV Notification under 21 U.S.C. 355(j)(2)(B) relative to any Patent Rights listed in any Regulatory Approval held by Seller.

(f) Except as set forth on Schedule 3.11(f), Seller has not granted any licenses, sublicenses or other rights in or with respect to the Purchased Intellectual Property to any Person, and, to Seller’s Knowledge, no Person is engaging in any activity that infringes or misappropriates the Purchased Intellectual Property in the Buyer Territory.

(g) The Purchased Intellectual Property is all of the Intellectual Property Rights owned or otherwise controlled by Seller and its Affiliates and that is necessary to the Product Business in the Buyer Territory.

(h) Each current and former employee, consultant or officer of Seller or its Affiliates who was engaged in the generation of material Intellectual Property Rights used or held for use in the Product Business has executed an agreement assigning, directly or indirectly, to Seller or its Affiliate (as applicable) all rights in such Intellectual Property Rights, and each such current or former employee, consultant or officer has waived his or her moral rights in such Intellectual Property Rights, to the extent that moral rights apply thereto. Each of Seller and Mallinckrodt has at all times prior to the Closing Date taken reasonable measures to protect the confidentiality of material Know-How used or held for use in the Product Business, including requiring all Persons having access thereto to execute written non-disclosure agreements.

3.12 Business Practices; Discontinuance of PENNSAID 1.5%.

(a) From and after the date that the FDA accepted the Product NDA, Seller and, to Seller’s Knowledge, Mallinckrodt have not, with respect to the Product Business, engaged in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback, refund policy or practice) that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice of the Product Business.

(b) Seller has ceased the Manufacture, sale and marketing of PENNSAID 1.5% in the Buyer Territory and, except as set forth on Schedule 3.12(b), has terminated all licenses or rights granted by Seller to any Person to Manufacture, sell or market PENNSAID 1.5% in the Buyer Territory. Seller has destroyed or caused to be destroyed all

PENNSAID 1.5% and related promotional materials held by Seller or its Affiliates intended for sale in the Buyer Territory.

3.13 Product Financial Information. Schedule 3.13 sets forth a true and complete copy of (a) the Product balance sheet as of December 31, 2013, and (b) the statement of revenue and direct expenses for the Product for the year ended December 31, 2013 (collectively, the “Product Financial Information”). The Product Financial Information has been prepared in good faith by Seller’s management and, to Seller’s Knowledge, Mallinckrodt’s management, as the case may be, and fairly presents the information contained therein.

3.14 Sufficiency of Assets. (a) To Seller’s Knowledge, the Purchased Intellectual Property constitutes all Intellectual Property Rights, and (b) the Regulatory Approvals constitute all approvals, licenses, registrations (except manufacturing registrations) and authorizations of any Governmental Authority that, in the case of each of (a) and (b), are necessary for Buyer or its Affiliates to operate the Product Business as of and immediately after the Transfer Date in the same or a substantially similar manner as the Product Business has been operated since the Product NDA was approved by the FDA.

3.15 Suppliers. Schedule 3.15 sets forth (a) the active pharmaceutical ingredient suppliers of the Product Business and (b) each supplier that constitutes a sole source of supply to the Product Business. No such supplier has canceled, otherwise terminated or otherwise materially and adversely modified its relationship with the Product Business, and to Seller’s Knowledge, no such supplier has threatened in writing to cancel, otherwise terminate or otherwise materially and adversely modify its relationship with the Product Business. To Seller’s Knowledge, there has been no FDA or similar foreign regulatory action instituted against any supplier listed on Schedule 3.15 that would be reasonably expected to have a material adverse impact on such supplier’s ability to supply the Product Business in accordance with past practices.

3.16 Product Liability. No Litigation related to product liability, including those for consumer fraud and economic loss, has been initiated against Seller, its Affiliates or Mallinckrodt or its Affiliates relating to the Product or PENNSAID 1.5%, and to Seller’s Knowledge, no such Litigation has been threatened and there are no facts or circumstances that would give rise to such Litigation.

3.17 Solvency. Seller is not insolvent (as defined below) and will not be rendered insolvent by any of the Transactions. As used herein, “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of the assets thereof. Immediately after giving effect to the consummation of the Transactions, (a) Seller will be able to pay its liabilities as they become due in the usual course of Seller’s business and will not incur debts that would be beyond Seller’s ability to pay such debts as they mature, (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business and (c) Seller will have assets (calculated at fair market value) that exceed its liabilities. The cash available to Seller after taking into account all other anticipated uses of cash will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.18 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV or in any Ancillary Agreements, (a) Seller has not relied on any representation or warranty from Buyer or any of its Affiliates or representatives in determining to enter into this Agreement or any of the Ancillary Agreements, and (b) Seller acknowledges and agrees that none of Buyer or any of its Affiliates or representatives has made any representation or warranty whatsoever, express or implied, with regard to any information Buyer or any of its Affiliates or representatives made available to Seller and its Affiliates or representatives (including any estimates, projections and predictions contained therein) or otherwise in connection with this Agreement, the Ancillary Agreements or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Corporate Status. Buyer is a corporation duly formed and validly existing under the laws of Ireland and has all requisite corporate power and authority to consummate the Transactions.

4.2 Authority. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and Ancillary Agreements and the consummation of the Transactions have been duly authorized by the necessary corporate actions of Buyer. This Agreement constitutes and each Ancillary Agreement, when executed and delivered by Buyer, as applicable, will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

4.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and of each Ancillary Agreement do not and will not (a) conflict with, violate or result in a breach of the organization documents of Buyer, (b) violate or conflict, in any material respect, with any Law or other restriction of any Governmental Authority or (c) conflict with, violate or result in the breach of any material contract to which Buyer is a party.

4.4 No Broker. There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Buyer or its Affiliates, who is entitled to receive any brokerage or finder’s or financial advisory fee from Seller in connection with the Transactions.

4.5 Litigation. As of the Closing Date, there is no Litigation pending, or to the knowledge of Buyer, threatened, before any Governmental Authority that is reasonably likely to prevent, materially impact or delay Buyer’s consummation of the Transactions.

4.6 Canadian Sales Taxes. Buyer is a nonresident of Canada and does not carry on business in Canada for purposes of Part IX of the Excise Tax Act (Canada), nor is Buyer a “registrant” for such purposes.

4.7 Solvency. Buyer is not insolvent (as defined in Section 3.17) and will not be rendered insolvent by any of the Transactions.

4.8 No Additional Representations. Except for the representations and warranties expressly set forth in Article III or in any Ancillary Agreements, (a) Buyer has not relied on any representation or warranty from Seller or any of its Affiliates or representatives in determining to enter into this Agreement or the Ancillary Agreements, and (b) Buyer acknowledges and agrees that none of Seller or any of its Affiliates or representatives has made any representation or warranty whatsoever, express or implied, with regard to any information Seller or any of its Affiliates or representatives made available to Buyer and its Affiliates or representatives (including any estimates, projections and predictions contained therein) or otherwise in connection with this Agreement, the Ancillary Agreements or the Transactions.

ARTICLE V

COVENANTS

5.1 Cooperation in Litigation and Investigations.

(a) Subject to Section 6.2(b), from and after the Closing Date, except as provided by any Ancillary Agreement, Buyer and Seller shall use their commercially reasonable efforts to cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or which may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Product in the Buyer Territory or the Purchased Assets prior to or after the Closing (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the Transactions). In connection therewith, from and after the Closing Date, each of Seller and Buyer shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating exclusively to the Purchased Assets, Assumed Liabilities and Excluded Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the Transactions, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including reasonable legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith.

(b) Each Party who receives written notice of any defect (actual or alleged in good faith) in the Product or any injury alleged in good faith to have occurred as a result of the use or application of the Product, and any circumstances that are reasonably likely to give rise to Litigation, recall or market withdrawal of the Product or regulatory action with respect to the Product that is reasonably expected to adversely affect the Product Business or the Seller Business, shall, as promptly as practicable, provide the other Party with notice thereof. Each Party also shall furnish promptly to the other Party copies of all documents received in connection with any Litigation with respect to the Product arising out of such alleged defect, injury or regulatory action; provided that neither Party shall be required to (i) furnish such documents if such disclosure would violate applicable Law or any binding agreement entered into by such Party (including any confidentiality agreement to which such Party is a party), provided that such Party shall use commercially reasonable efforts to obtain consent from any Third Party to any such binding agreement to enable such Party to disclose such documents, (ii) jeopardize any attorney/client privilege or other legal privilege or (iii) disclose any Know-How.

5.2 Further Assurances. Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (i) vest in Buyer all of Seller’s or its Affiliates or Mallinckrodt’s or its Affiliates’ right, title and interest in and to the Purchased Assets as contemplated hereby, (ii) effectuate Buyer’s assumption of the Assumed Liabilities and (iii) grant to each Party all rights contemplated by the Ancillary Agreements to be granted to such Party under the Ancillary Agreements. Without limiting the foregoing or Seller’s obligations under Section 2.4(b), at the request of Buyer, Seller shall use its commercially reasonable efforts to cause Mallinckrodt to provide transition assistance to Buyer in accordance with the Mallinckrodt License Agreement and the Mallinckrodt Agreements; provided that (A) […***…], and (B) Buyer shall be responsible for all fees and expenses payable to Mallinckrodt or any other Person in connection therewith, as and to the extent provided in the Mallinckrodt License Agreement and the Mallinckrodt Agreements; provided that Seller shall not incur, or cause to be incurred, any such fees and expenses without the express written consent Buyer.

5.3 Confidentiality.

(a) Upon the Closing on the Closing Date, the Confidentiality Agreement shall expire and be of no further force and effect with respect to all Confidential Information relating to the Product Business, the Purchased Assets or the Assumed Liabilities. As used in this Section 5.3, “Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

(b) From and after the Closing, all Confidential Information related to or included in the Product Business, the Purchased Assets or the Assumed Liabilities (the “Buyer Confidential Information”) shall be deemed to be Confidential Information disclosed by Buyer to Seller for purposes of this Section 5.3 and shall be used by Seller solely as required to perform its obligations or exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law, and for no other purpose. During the Restrictive Period, subject to the IP License Agreement, Seller shall not disclose, or permit the disclosure of, any of the Buyer Confidential Information to any Person except those Persons (i) to whom such

***	Confidential Treatment Requested

disclosure is necessary to permit Seller to perform its obligations or exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law or (ii) who are under an obligation of confidentiality to Seller that is no less stringent than Seller’s obligations under this Section 5.3(b) and who are potential financing sources, acquirors or strategic partners of Seller (it being agreed that Seller shall be responsible for any breach of this Section 5.3(b) by any such Person as if it were a party hereto). Seller shall treat, and will cause its Affiliates and the representatives of Seller or any of their Affiliates to treat, the Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(c) All Confidential Information obtained by Buyer (or its Affiliates or representatives) from Seller (or its Affiliates or representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by Buyer solely as required to perform its obligations or exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law, and for no other purpose. During the Restrictive Period, Buyer shall not disclose, or permit the disclosure of, any of Seller Confidential Information to any Person except those Persons (i) to whom such disclosure is necessary to permit Buyer to perform its obligations or exercise or enforce its rights under this Agreement (or any Ancillary Agreement), or comply with applicable Law or (ii) who are under an obligation of confidentiality to Buyer that is no less stringent than Buyer’s obligations under this Section 5.3(c) and who are potential financing sources, acquirors or strategic partners of Buyer (it being agreed that Buyer shall be responsible for any breach of this Section 5.3(c) by any such Person as if it were a party hereto). Buyer shall treat, and will cause its Affiliates and the representatives of Buyer or any of their Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

(d) In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller Confidential Information or Buyer Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by a reasoned opinion of its counsel is legally required, and such Party exercises reasonable best efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information; and provided, further, that such Party promptly provides written notice to the other Party of the timing and nature of the Confidential Information required to be so disclosed (to the extent permitted by applicable Law).

5.4 Certain Tax Matters.

(a) Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the Transactions shall be borne by Buyer.

(b) Cooperation and Exchange of Information. Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (iii) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

(c) Survival of Covenants. The covenants contained in this Section 5.4 shall survive until thirty days after the expiration of the applicable statute of limitations (including extensions thereof).

5.5 Post-Closing Responsibility for Product. Subject to Section 2.2(a), from and after the Transfer Date, except as otherwise contemplated in, or required for a Party to exercise its rights under, this Agreement or any Ancillary Agreement, Buyer shall be solely responsible (financially, administratively and otherwise) in the Buyer Territory and Seller shall be solely responsible (financially, administratively and otherwise) in the Seller Territory for (a) all research and development activities related to, and the marketing, distribution and sale of, the Product (including order processing, invoicing, collection of receivables and related customer service activities); (b) all regulatory and compliance activities with respect to the Product, including making such filings with, paying such fees to and conducting all Product-related communications with, applicable Governmental Authorities as are required by applicable Law; and (c) conducting all communications with Third Parties (including medical and non-medical inquiries) regarding the Product, including documenting and responding to all complaints by Third Parties with respect to the Product. Seller shall be responsible for the Manufacture and supply of the Product in the Seller Territory from and after the Closing Date, and in the Buyer Territory from and after the Transfer Date (pursuant to the terms of the Supply Agreement).

5.6 Regulatory Cooperation.

(a) Seller shall support Buyer, as may be reasonably necessary and practicable, at Buyer’s cost and expense, in preparing, obtaining and maintaining all Regulatory Approvals for the Product in the Buyer Territory, including providing necessary documents or other materials required by applicable Law for Buyer to obtain or maintain such Regulatory Approvals, in each case, in accordance with the terms and conditions of this Agreement. Buyer shall support Seller, as may be reasonably necessary and practicable, at Seller’s cost and expense, in preparing, obtaining and maintaining all Regulatory Approvals for the Product in the Seller Territory, including providing necessary documents or other materials required by applicable Law for Seller to obtain or maintain such Regulatory Approvals, in each case, in accordance with the terms and conditions of this Agreement.

(b) Each Party shall provide the other Party with copies of all written or electronic correspondence (i) received from a Governmental Authority and related to the withdrawal, suspension, revocation or variation of a Regulatory Approval for the Product, the prohibition or suspension of the supply of the Product or the initiation of any investigation, review or inquiry by such Governmental Authority concerning the safety of the Product and (ii) provided by such notifying Party in response to any such Governmental Authority correspondence (to the extent practicable, after the other Party has had a reasonable opportunity to review and comment on such correspondence). In each such case, such notifying Party shall notify the other Party and provide the other Party with copies of such written or electronic correspondence as soon as practicable, but not later than two days after receipt or transmittal of such correspondence.

(c) Access to Regulatory Approvals and Documentation.

(i) Upon Buyer’s reasonable request, Seller promptly shall (a) provide to Buyer, at Buyer’s cost and expense, copies of the Seller Regulatory Approvals and Documentation as shall be reasonably requested by Buyer solely for purposes of exercising its rights under this Agreement or the Ancillary Agreements and (b) provide to Buyer and to any specified Governmental Authority in the Buyer Territory a letter, in the form reasonably requested by Buyer, acknowledging that Buyer has the right of reference to any Seller Regulatory Approvals and Documentation as necessary to conduct the Product Business in the Buyer Territory. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose copies of any Seller Regulatory Approvals and Documentation if such disclosure would (A) violate applicable Law, (B) jeopardize any attorney/client privilege or other legal privilege or (C) disclose any Know-How.

(ii) Upon Seller’s reasonable request, Buyer promptly shall (A) provide to Seller, at Seller’s cost and expense, copies of the Buyer Regulatory Approvals and Documentation as shall be reasonably requested by Seller solely for purposes of conducting the Seller Business (including exercising its rights under this Agreement or the Ancillary Agreements) and any activities world-wide for any products other than the Product (subject to Sections 2.1(c) and 5.9) and (B) provide to Seller and to any specified Governmental Authority in the Seller Territory a letter, in the form reasonably requested by Seller, acknowledging that Seller has the right of reference to any Buyer Regulatory Approvals and Documentation as necessary in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to disclose copies of any Buyer Regulatory Approvals and Documentation if such disclosure would (1) violate applicable Law, (2) jeopardize any attorney/client privilege or other legal privilege or (3) disclose any Know-How, other than Licensed Know-How (as defined in and contemplated by the IP License Agreement).

5.7 Discontinuance of PENNSAID 1.5%.

(a) From and after the Closing Date, Seller (a) shall not Manufacture, sell or market PENNSAID 1.5% in the Buyer Territory or (b) grant a license or other right to any Person to Manufacture, sell or market PENNSAID 1.5% in the Buyer Territory.

(b) From and after the Closing Date until Buyer is no longer engaged in the Product Business or otherwise provides written notice to Seller, Seller shall take all actions necessary to keep open and active NDA #020947, including all amendments and supplements thereto; provided that Buyer shall reimburse Seller for reasonable and documented out-of-pocket fees and expenses in connection therewith.

5.8 FDA Letters; Regulatory Documentation.

(a) Seller shall cause Mallinckrodt to file the Mallinckrodt FDA Intent Letters, and Buyer shall file the Buyer FDA Intent Letters, with the FDA no later than five Business Days after the Closing Date. Seller shall cause Mallinckrodt to file the Mallinckrodt FDA Transfer Letters, and Buyer shall file the Buyer FDA Transfer Letters, with the FDA on the date selected by Buyer by written notice to Seller, which date shall not be later than December 31, 2014.

(b) From and after the Closing Date through the Mallinckrodt Exit Date, Seller, at its sole cost and expense, shall cause Mallinckrodt to maintain an open and active Product NDA in compliance with applicable Laws.

(c) At any time prior to the Transfer Date, in the event that Buyer, acting in good faith, believes that any of the Regulatory Documentation is incomplete or unacceptable (based on a customary quality and completeness review), Buyer shall notify Seller thereof in writing, specifying the problems or issues regarding the completeness, navigation, readability and/or usability of such Regulatory Documentation. As soon as possible, but in no event later than ten days after delivery of such notice, Seller shall remedy or cause to be remedied any such problems or issues.

5.9 Non-Competition.

(a) During the Restrictive Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, make, import, use, sell or offer for sale, including research, develop, commercialize, register, Manufacture, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of, in or for the Buyer Territory, any diclofenac sodium product for topical uses in humans (a “Competing Business”); provided that this Section 5.9(a) shall not apply until the Mallinckrodt Exit Date with respect to Seller’s and its Affiliates’ continued engagement in the Product Business consistent with past practice.

(b) During the Restrictive Period, Seller shall not, and shall cause its Affiliates not to, own, manage, operate, control, participate invest in or acquire more than 5% of the capital stock or equity or assets representing more than 5% of the value of, a Person that engages in a Competing Business.

(c) In the event that any Person acquires, directly or indirectly, all or substantially all of the equity interests of Seller in a transaction (whether through merger, amalgamation or acquisition of equity) in which Seller survives as an entity separate from such Person, Section 5.9(a)–(b) shall not apply to such Person; provided, however, that Section 5.9(a)–(b) shall continue to apply to Seller and any controlled Affiliate of Seller during the Restrictive Period. In the event that any Person acquires, directly or indirectly, all or substantially all of Seller’s assets or a material portion of Seller’s assets related to the Product Business or the Seller Business (including the assets necessary for Seller to perform its obligations under this Agreement and the Ancillary Agreements), or acquires Seller by merger in which Seller does not survive, (i) such Person or any Affiliate thereof may not, directly or indirectly, operate, utilize or otherwise use any assets owned by Seller immediately prior to the consummation of any such acquisition to engage in a Competing Business during the Restrictive Period and (ii) prior to the consummation of any such acquisition, such Person shall agree to be bound by this Section 5.9(c).

5.10 Publicity. Neither Party may make a public announcement related to this Agreement or the Transactions without the prior approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may make such a public announcement or may publicly file this Agreement (with or without redactions for commercial or other sensitive information) with a Governmental Authority without the prior approval of the other Party if such Party believes, in its good faith judgment, that such public announcement or public filing is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed; provided, further, however, such Party will use its commercially reasonable efforts to consult with the other Party with respect thereto and to consider in good faith any comments received from the other Party with respect thereto prior to making (or prior to any of its Affiliates making) such public announcement or public filing and shall limit such public announcement or public filing to only that information which is required by applicable Law or such stock exchange to be disclosed.

5.11 Commercialization. Except to the extent expressly provided by this Agreement or the Ancillary Agreements, from and after the Transfer Date, (a) Buyer or its Affiliates shall have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of the Product in the Buyer Territory, including independently determining and setting prices for the Product in the Buyer Territory (including the selling price, volume discounts, rebates and similar matters), (b) Buyer or its Affiliates shall have sole discretion over all marketing, advertising and promotional materials in the Buyer Territory related to the Product and (c) Buyer or its Affiliates shall have sole discretion over receiving and processing all orders, undertaking all invoicing, collection and receivables and providing all customer service related to the sale of the Product in the Buyer Territory.

5.12 Certain Ancillary Agreements. Between the Closing Date and the date that is thirty days following the Closing Date, the Parties shall negotiate in good faith the terms of, and execute and deliver, (a) an agreement with respect to, the exchange of adverse-event and other safety information relating to the Product (the “Pharmacovigilance Agreement”), (b) the Safety Data Exchange Agreement and (c) the Quality Assurance Agreement, which agreements shall be effective from and after the Transfer Date.

5.13 Manufacture and Supply of the Product. From and after the Closing Date, without the written consent of Buyer (not to be unreasonably withheld, delayed or conditioned), Seller and its Affiliates shall not Manufacture, supply, sell or distribute the Product for or to Mallinckrodt or any of its Affiliates for sale in the Buyer Territory. Seller and its Affiliates shall take all actions necessary to ensure that Mallinckrodt and its Affiliates shall cease to engage in the Product Business after the Mallinckrodt Exit Date.

5.14 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

5.15 Covenant Not to Sue.

(a) Seller, on behalf of itself and its Affiliates and their respective successors and assigns, covenants not to, either directly (e.g., by itself) or indirectly (e.g., through a “straw man,” other involvement for or with a Third Party, or otherwise), file any claim, counterclaim or proceeding at any time against any Buyer Covered Party for infringement, misappropriation or other violation of any Purchased Intellectual Property based upon any act directed to the Product (including the development, Manufacture, distribution, import, use, offer for sale or sale thereof) and lifecycle replacements and natural evolutions thereof. Each of the following Persons is a “Buyer Covered Party”:

(i) Buyer and Buyer’s Affiliates and their respective successors and assigns;

(ii) any Person that purchases the Product, or a lifecycle replacement or natural evolution thereof, directly or indirectly, from a Person described in clauses (a)(i)–(iv);

(iii) any Person that is authorized by a Person described in clauses (a)(i)–(iv) to resell the Product or a lifecycle replacement or natural evolution thereof; and

(iv) any Person that assists a Person described in clauses (a)(i)–(iv) in the development of the Product or a lifecycle replacement or natural evolution thereof.

(b) Seller, on behalf of itself and its Affiliates and their respective successors and assigns, agrees that the covenant it grants in this Section 5.15 shall run with the Product and any lifecycle replacement or natural evolution thereof covered thereby, such that such covenant shall extend and be assignable in whole or in part to the purchaser of the business to which such Product or lifecycle replacement or natural evolution thereof relates.

(c) Any sale, transfer, assignment, license or other disposition by Seller of any Purchased Intellectual Property shall be made subject to the covenant granted under this Section 5.15, and Seller shall cause any subsequent holder or transferee to agree in writing to be bound by the covenant granted under this Section 5.15.

5.16 Settlement Agreements. From and after the Closing, at Buyer’s written and reasonable request, Seller shall comply with its obligations under, and shall use commercially reasonable efforts to enforce its rights under, and to cause Mallinckrodt or any other party thereto to comply with its obligations under, the Mallinckrodt Agreements and the settlement agreements set forth on Schedule 3.11(f).

5.17 Termination Statements. As promptly as practicable after the Closing, but in no event later than five Business Days after the Closing Date, Seller shall file, or cause to be filed, with the appropriate Governmental Authorities termination statements or other customary evidence of release that will terminate or release all financing statements and similar filings with Governmental Authorities applicable to the Purchased Assets (the “Termination Statements”); provided that any Termination Statements which must be executed by the third party lenders directly shall be filed within two Business Days after receipt of executed copies thereof by Seller and Seller shall use its commercially reasonable efforts to cause such lenders to execute all such Termination Statements as soon as possible after the Closing, but in no event later than ten Business Days after the Closing Date. As promptly as practicable, but in no event later than one Business Day after the making of such filings, Seller shall provide to Buyer copies of the filed Termination Statements (or in the case of Intellectual Property Rights that are Purchased Assets, copies of the correspondence to the relevant intellectual property filing office enclosing Termination Statements in respect of the Encumbrances against such Intellectual Property Rights).

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification.

(a) Indemnification by Seller. Following the Closing, but subject to the provisions of this Article VI, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees and agents (collectively, “Buyer Indemnitees”), from and against any and all Losses incurred by any Buyer Indemnitee to the extent arising out of or related to:

(i) any inaccuracy or breach by Seller of any of the representations or warranties made by Seller in Article III or any Ancillary Agreement (except for the Supply Agreement) (provided that in determining the amount of any indemnifiable Losses arising from any such inaccuracy or breach (but not in determining whether any such inaccuracy or breach has occurred), such representations and warranties shall be read without regard to any limitation as to “materiality” qualifications);

(ii) any failure to perform, or any breach or violation by Seller or any of its Affiliates of, any of its covenants, agreements or obligations contained in this Agreement or any of the Ancillary Agreements (except for the Supply Agreement);

(iii) any Excluded Liability;

(iv) any waiver of, or failure by Seller to provide all notices contemplated under, any so-called “bulk transfer law” of any jurisdiction in Canada applicable to the sale of the Purchased Assets to Buyer; or

(v) the ownership or operation of the Purchased Assets or the Product (including the development, commercialization and other exploitation thereof) prior to the Closing Date.

(b) Indemnification by Buyer. Following the Closing, but subject to the provisions of this Article VI, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees and agents (collectively, “Seller Indemnitees”), from and against any and all Losses incurred by any Seller Indemnitee to the extent arising out of or related to:

(i) any inaccuracy or breach by Buyer of any of the representations or warranties made by Buyer in Article IV or any Ancillary Agreement (except for the Supply Agreement) (provided that in determining the amount of any indemnifiable Losses arising from any such inaccuracy or breach (but not in determining whether any such inaccuracy or breach has occurred), such representations and warranties shall be read without regard to any limitation as to “materiality” qualifications);

(ii) any failure to perform, or any breach or violation by Buyer or any of its Affiliates of, any of its covenants, agreements or obligations contained in this Agreement or any of the Ancillary Agreements (except for the Supply Agreement);

(iii) any Assumed Liability; or

(iv) the ownership or operation of the Purchased Assets or the Product (including the development, commercialization and other exploitation thereof) on or after the Transfer Date (or on or after the Closing Date to the extent attributable to actions taken by Buyer or its Affiliates, except for actions taken at the written direction or with the written consent of Seller or its Affiliates).

6.2 Claim Procedure.

(a) Indemnification Claim Procedure. Except as provided by Section 6.2(b) with respect to Third-Party Claims, in the event of a claim made by a Buyer Indemnitee or a Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”) of such claim, specifying the nature and grounds of such claim and the amount or estimated amount thereof (which estimate is for informational purposes only and shall not be considered a conclusive determination of the final amount of such claim); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. In the event that the Indemnifying Party agrees to or is finally determined to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article VI, the Indemnifying Party shall, subject to the provisions of Section 6.3, promptly pay (but in any event, within thirty days) such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party.

(b) Third-Party Claim Procedure. In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) (a “Third-Party Claim”) that such Indemnified Party reasonably believes may result in an indemnification claim pursuant to Section 6.1, such Indemnified Party shall give reasonably prompt notice to the Indemnifying Party in writing of such Third-Party Claim (such notice, the “Claim Notice”) specifying the nature and grounds of such Third-Party Claim and the amount or estimated amount thereof (which estimate is for informational purposes only and shall not be considered a conclusive determination of the final amount of such Third-Party Claim); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. Within twenty days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third-Party Claim referred to therein at the Indemnifying Party’s sole cost and expense with counsel of its choosing that is reasonably acceptable to the Indemnified Party and shall pay the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not have the right to assume such defense if such Third-Party Claim (i) seeks an injunction or other equitable relief or involves a criminal act alleged against the Indemnified Party, (ii) relates to the Purchased Intellectual Property (except for any Third-Party Claim arising under the Mallinckrodt Agreements) or (iii) is brought by or on behalf of a Governmental Authority. If the Indemnifying Party does not so assume control of the defense of such Third-Party Claim, the Indemnified Party shall control the defense of such Third-Party Claim. The Party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third-Party Claim and the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the Indemnified Party may hire its own separate counsel with respect to such proceeding and the reasonable fees and expenses of one such counsel to the Indemnified Party shall be paid by the Indemnifying Party. The Party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall cooperate with the Non-Controlling Party in the defense of any Third-Party Claim, with such cooperation to include (A) the retention and the provision to the Controlling Party of records and information that are reasonably relevant to such Third-Party Claim, (B) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder and (C) good-faith consultation with, and consideration of proposed courses of action from, the Non-Controlling Party (including with respect to any compromise or settlement of, or agreement to the entry of any judgment arising from, any such Third-Party Claim, in each case, except as set forth in the last sentence of this Section 6.2(b)). The Controlling Party shall consult the Non-Controlling Party with respect to making and prosecuting any counterclaim, demand or cross-complaint. Neither the Indemnified Party nor the Indemnifying Party shall agree to any compromise or settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Indemnifying Party may, for any Claim it is entitled to assume the defense of, agree to a compromise or settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the other Indemnified Party if (1) the sole relief provided by such compromise, settlement or judgment is monetary damages, the full amount of which will be paid by the Indemnifying Party, (2) such compromise, settlement or judgment imposes no cost or liability on, and does not involve a finding or admission of wrongdoing of any nature whatsoever by, the Indemnified Party, (3) includes a full unconditional release of the Indemnified Party, in form and substance reasonable satisfactory to the Indemnified Party, with respect to the subject matter thereof and (4) such compromise, settlement or judgment would not be, and would not reasonably be expected to be, adverse to the Product Business or Buyer’s reputation.

6.3 Limitations on Indemnification.

(a) The provisions for indemnity under Section 6.1(a)(i) (except with respect to the Fundamental Reps or Section 3.10 (Taxes)) or Section 6.1(b)(i) (except with respect to the Fundamental Reps) shall be effective only when the aggregate amount of all Losses for claims exceeds $[…***…], in which case the Indemnified Party shall be entitled to indemnification only for the Indemnified Party’s Losses in excess of such amount arising under Section 6.1(a)(i) (except with respect to the Fundamental Reps or Section 3.10 (Taxes)) or Section 6.1(b)(i) (except with respect to the Fundamental Reps), as applicable. In no event shall any Indemnifying Party have liability for indemnification under Section 6.1(a)(i) or Section 6.1(b)(i), as applicable, for any amount exceeding, in the aggregate, $[…***…] (the “Cap”); provided, however, that (i) Losses arising from any inaccuracy or breach of any Fundamental Rep or Section 3.10 (Taxes) shall not be subject to the Cap or considered for purposes of determining when the Cap has been exceeded and (ii) the Buyer Indemnitees shall be entitled to recover from Seller pursuant to Section 6.1(a)(i) an amount, in the aggregate, up to $[…***…] for Losses arising from inaccuracies or breaches of Section 3.11 (Intellectual Property) or Section 3.14 (Sufficiency of Assets), which amount shall be reduced by the amount of any indemnifiable Losses previously paid to the Buyer Indemnitees under Section 6.1(a)(i) (other than the amount of indemnifiable Losses arising from a breach or inaccuracy of any Fundamental Rep or Section 3.10 (Taxes)). Except as set forth in Section 6.5, the maximum amount of indemnifiable Losses recoverable by the Buyer Indemnitees pursuant to Section 6.1(a) or by the Seller Indemnitees pursuant to Section 6.2(a) shall be […***…].

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(b) The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect thereafter through and including the date that is […***…] after the Closing Date; provided that (i) the Fundamental Reps shall remain in full force and effect and shall survive indefinitely, the representations and warranties contained in Section 3.10 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations (including extensions) and (ii) the representations and warranties contained in Section 3.11 (Intellectual Property) and Section 3.14 (Sufficiency of Assets) shall survive the Closing until the date that is […***…] after the Closing. Except as expressly provided otherwise in this Agreement, the covenants or agreements contained in this Agreement shall survive the Closing until fully performed.

(c) Neither Buyer nor Seller shall be liable to any Seller Indemnitee or Buyer Indemnitee, respectively, for any exemplary, special, consequential or punitive damages, or for Losses based on lost profits or revenue, diminution in value, a multiple of earnings or other similar financial metric, other than as a result of fraud, intentional misrepresentation or willful breach except to the extent awarded in a Third-Party Claim.

(d) The amount of any indemnifiable Losses under this Article VI shall be reduced by any amount actually received by the Indemnified Party (net of any increase in premiums) with respect to such indemnifiable Losses under any third-party insurance coverage relating thereto or attributable to any net Tax benefit actually realized by such Indemnified Party resulting in a refund of Taxes or a reduction in the amount of Taxes payable in a taxable period before or during which, or within one year after which, such Loss occurred (such amount, an “Alternative Reimbursement”). If, after receipt of any indemnification payment hereunder, an Indemnified Party receives an Alternative Reimbursement in respect of the same Losses for which indemnification was made and such Alternative Reimbursement was not taken into account in assessing the amount of indemnifiable Losses, then such Indemnified Party shall accept such Alternative Reimbursement for the account of the Indemnifying Party and shall turn over all of such Alternative Reimbursement to the Indemnifying Party up to the amount of the indemnification paid by the Indemnifying Party pursuant to this Agreement in respect of the same Losses for which such Alternative Reimbursement was paid.

6.4 Tax Treatment of Indemnification Payments. All payments made pursuant to this Article VI shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law, and corresponding adjustments shall be made to the Allocation with respect to the particular Purchased Asset to which the payment may reasonably be considered to relate.

6.5 Exclusive Remedy. Each Party acknowledges and agrees that the remedies provided for in this Article VI shall be the sole and exclusive remedies for claims for monetary damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement or any of the Ancillary Agreements (except for the Supply Agreement), except that nothing herein shall limit the liability of either Party for fraud, intentional representation or willful breach or seeking or obtaining specific performance pursuant to Section 7.9. If a Buyer Indemnitee successfully asserts any indemnification claim based on fraud, intentional

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representation or willful breach none of the limitations contained in this Agreement, including those set forth in Section 6.3, shall apply to such claim.

6.6 No Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under this Agreement against any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

ARTICLE VII

MISCELLANEOUS

7.1 Governing Law, Jurisdiction, Waiver of Jury Trial, Venue and Service.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b) Jurisdiction; Waiver of Jury Trial. Subject to Section 2.3(b) and Section 7.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL.

(c) Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

7.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission or email (with transmission confirmed, other than by means of automatic reply) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Party at its address specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile or email (with receipt confirmed by telephone or email). Any Notice delivered by facsimile or email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

Address for Notice:

If to Seller, to:

Nuvo Research Inc.

7560 Airport Road, Unit 10

Mississauga, Ontario, Canada

L4T 4H4

[…***…]

with a copy (which shall not constitute notice) to:

Cooley LLP

11951 Freedom Drive, 15th Floor

Reston, VA 20190

[…***…]

If to Buyer, to:

HZNP Limited

c/o Horizon Pharma USA, Inc.

520 Lake Cook Rd., Suite 520

Deerfield, IL 60015

[…***…]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

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155 North Wacker Drive

Chicago, IL 60606

[…***…]

7.3 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer Indemnitees and Seller Indemnitees under Article VI, they shall not be construed as conferring any rights on any other Persons.

7.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

7.5 Expenses. Except as otherwise specified herein, each Party shall bear any costs and expenses incurred by it with respect to the Transactions.

7.6 Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect. Any purported assignment or delegation in contravention of the foregoing shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.7 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties hereto.

7.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this

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Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

7.9 Specific Performance. Subject to Section 6.5 with respect to monetary damages, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any such relief. Each of the Parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

7.11 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Disclosure Schedules, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions, contain the entire agreement between the Parties with respect to the Transactions and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, as of the day and year first above written.

NUVO RESEARCH INC.

By:	/s/ John C. London
Name:	John C. London
Title:	President and Co-CEO

HZNP LIMITED

By:	/s/ Kevin Insley
Name:	Kevin Insley
Title:	Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

Execution Version

BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of October 17, 2014 (this “Agreement”), is by and between Nuvo Research Inc., a company incorporated in the province of Ontario, Canada (“Seller”), and HZNP Limited, a nonresident Irish company that is a tax resident in Bermuda. (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Unless otherwise specifically provided herein, each capitalized term used but not defined herein shall have the meaning given to such term in the Asset Purchase Agreement.

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Asset Purchase Agreement”); and

WHEREAS, pursuant to the Asset Purchase Agreement, Seller has agreed to sell, transfer, convey, assign and deliver to Buyer or its designee, and Buyer has agreed to purchase and accept, all of the Purchased Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Asset Purchase Agreement and the Ancillary Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Conveyance and Acceptance. In accordance with and subject to the provisions of the Asset Purchase Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts, all of Seller’s right, title and interest in, to and under the Purchased Assets.

2. Assumption of Assumed Liabilities. In accordance with and subject to the provisions of the Asset Purchase Agreement, Seller hereby assigns to Buyer, and Buyer hereby assumes from Seller and agrees to pay and discharge, the Assumed Liabilities.

3. Asset Purchase Agreement Controls. This Agreement is and shall be subject to and governed entirely by and in accordance with the terms and conditions of the Asset Purchase Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions of the Asset Purchase Agreement, including any representation, warranty, covenant, agreement, obligation or condition contained therein, or the rights or remedies contemplated thereby. To the extent this Agreement conflicts with the Asset Purchase Agreement, the Asset Purchase Agreement will control.

4. Further Assurances. Each of the Parties shall, at any time or from time to time after the date hereof, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets as contemplated hereby and by the Asset Purchase Agreement and (b) effectuate Buyer’s assumption of the Assumed Liabilities as contemplated hereby and by the Asset Purchase Agreement.

5. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Subject to Section 7.9 of the Asset Purchase Agreement, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL.

(b) The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 7.2 of the Asset Purchase Agreement shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

(d) Except as otherwise specified in the Asset Purchase Agreement, each Party shall bear any costs and expenses incurred by it with respect to this Agreement.

(e) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

(f) This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts

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together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed as of the Closing Date.

NUVO RESEARCH INC.

By:
Name:
Title:

HZNP LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT B

[…***…]

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EXHIBIT C

[…***…]

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EXHIBIT D

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into on October 17, 2014, by and between Nuvo Research Inc., a company incorporated under the laws of the province of Ontario, Canada (“Seller”), and HZNP Limited, a nonresident Irish company that is a tax resident in Bermuda (“Buyer”) (each, a “Party” and together, the “Parties”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (defined below).

WHEREAS, Seller is engaged in the Product Business;

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of October 17, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell, transfer, convey, assign and deliver to Buyer all of Seller’s and/or the applicable Seller Affiliate’s or licensee’s right, title and interest to, in and under the Purchased Assets, as more fully described in the Asset Purchase Agreement, on the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Seller and an Affiliate of Buyer have entered into the Supply Agreement dated as of October 17, 2014 (the “Supply Agreement”);

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Seller and Buyer have entered into the Patent Assignment Agreement and Trademark Assignment Agreement dated as of October 17, 2014;

WHEREAS, as of the Closing Date, Seller and the Seller’s Affiliates will require rights to certain Purchased Intellectual Property for use in relation to the Product outside the Buyer Territory or in connection with the manufacturing or packaging of the Product in the Buyer Territory; and

WHEREAS, on the terms and subject to the conditions set forth herein, Buyer desires to grant to Seller an exclusive license with respect to certain Purchased Intellectual Property for use solely in connection with the Product outside the Buyer Territory and a non-exclusive license with respect to certain Purchased Intellectual Property for use solely in connection with the manufacturing or packaging of the Product in the Buyer Territory.

NOW THEREFORE, for the consideration set forth in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 “Competing Product” means any diclofenac sodium product for topical uses in humans.

Section 1.2 “Licensed Copyrights” means any Purchased Copyrights.

Section 1.3 “Licensed IP” means, collectively, the Licensed Patents, Licensed Copyrights and Licensed Know-How.

Section 1.4 “Licensed Know-How” means all Purchased Know-How.

Section 1.5 “Licensed Patents” means the Purchased Patents.

Section 1.6 “PENNSAID 1.5%” means the PENNSAID 1.5% sold in the Buyer Territory by or on behalf of Seller as of the Closing Date under NDA 20-947.

Section 1.7 “PENNSAID 1.5% Regulatory Approvals” means, with respect to PENNSAID 1.5%, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market PENNSAID 1.5%, whether held by Seller or an Affiliate thereof, including, where applicable, (i) pricing or reimbursement approvals, (ii) pre- and post-approval marketing authorizations and (iii) labeling approvals.

Section 1.8 “PENNSAID 1.5% Regulatory Documentation” means, with respect to PENNSAID 1.5%, all (i) documentation comprising the PENNSAID 1.5% Regulatory Approvals, (ii) correspondence and reports necessary to commercially distribute, sell or market PENNSAID 1.5% submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files and (iii) data (including clinical and pre-clinical data) contained in any of the foregoing, including the electronic file containing NDA 20-947 and all serial submissions, the PENNSAID 1.5% IND as well as the pharmacovigilence and product safety databases.

Section 1.9 “Regulatory Documentation” means, with respect to the Product, all (i) documentation comprising the Regulatory Approvals, (ii) correspondence and reports necessary to commercially distribute, sell or market the Product anywhere in the world submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files and (iii) data (including clinical and pre-clinical data) contained in any of the foregoing, including the electronic file containing the Product NDA and all serial submissions, the Product IND and the pharmacovigilance and product safety databases and systems.

Section 1.10 “Restrictive Period” means the date hereof through the earlier of the date that (i) is ten years after the date hereof and (ii) Buyer is no longer engaged in the Product Business.

Section 1.11 Interpretation. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural includes the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The

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captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to Buyer, Seller or any other Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

ARTICLE II

LICENSE GRANTS; RIGHTS OF REFERENCE

Section 2.1 License Grants. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Buyer hereby grants, to Seller:

(a) a non-exclusive, royalty-free, fully paid-up license in the Buyer Territory (with the right to sublicense as set forth in Section 3.1(a)) under the Licensed IP to make, have made, import, have imported, export have exported the Product manufactured and/or packaged by or on behalf of Seller or its Affiliates solely for the benefit of Buyer or its Affiliates, provided that the foregoing license grant shall terminate automatically upon the termination or expiration of the Supply Agreement;

(b) an exclusive, royalty-free, fully paid-up license in the Buyer Territory (with the right to sublicense as set forth in Section 3.1(b)) under the Licensed IP to make, have made, import, have imported, export, have exported PENNSAID 1.5% solely to the extent necessary or useful to wind down the Manufacturing, sales and marketing of PENNSAID 1.5% in the Buyer Territory as more fully set forth in Section 5.7 of the Asset Purchase Agreement;

(c) an exclusive, royalty-free, fully paid-up, perpetual, irrevocable, license (with the right to sublicense as set forth in Section 3.1(c)) under the Licensed Know-How and Licensed Copyrights to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, export, have exported, offer to sell, distribute, have distributed, sell and have sold products and services, including to manufacture the Product and PENNSAID 1.5% solely for use and sale outside the Buyer Territory; and

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(d) a non-exclusive, royalty-free fully paid-up, perpetual, irrevocable license (with the right to sublicense as set forth in Section 3.1(c)) under the Licensed IP to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, export, have exported, offer to sell, distribute, have distributed, sell and have sold products and services, other than the Product or PENNSAID 1.5% anywhere in the world, provided that the foregoing license shall not extend to any product that is a Competing Product that is, directly or indirectly, made, imported, used, sold or offered for sale, including researched, developed commercialized, registered, Manufactured, held or kept (whether for disposal or otherwise), transported, distributed, promoted, marketed or otherwise disposed of, in each case in the Buyer Territory, until after the expiration of the Restrictive Period.

Section 2.2 Rights of Reference. Subject to the terms and conditions of this Agreement, effective as of the Closing Date:

(a) Seller, on behalf of itself, its predecessors successors and assigns, hereby grants to Buyer a non-exclusive, perpetual, irrevocable and transferable right of reference to all Seller’s or its Affiliates’ PENNSAID 1.5% Regulatory Documentation and the data and information contained therein solely for purposes of seeking, obtaining and maintaining Regulatory Approvals of the Product and line extensions and replacements thereof, in the Buyer Territory;

(b) Buyer, on behalf of itself, its predecessors successors and assigns, hereby grants to Seller a non-exclusive, perpetual, irrevocable and transferable right of reference to all of Buyer’s or its Affiliates’ Regulatory Documentation related to the Product anywhere in the world and the data and information contained therein solely for purposes of seeking, obtaining and maintaining Regulatory Approvals of the Product and line extensions and replacements thereof outside of the Buyer Territory; and

(c) Seller, on behalf of itself, its predecessors successors and assigns hereby grants to Buyer a non-exclusive, perpetual, irrevocable and transferable right of reference to all of Seller’s or its Affiliates’ Regulatory Documentation related to the Product anywhere in the world and the data and information contained therein solely for purposes of seeking, obtaining and maintaining Regulatory Approvals of the Product and line extensions and replacements thereof in the Buyer Territory.

ARTICLE III

COVENANTS

Section 3.1 Right to Sublicense.

(a) Subject to the terms and conditions of this Agreement, Seller shall be entitled to grant sublicenses of its rights under Section 2.1(a) through multiple tiers to its Affiliates or Third Parties in connection with the manufacture on behalf of, and sale to, Buyer of the Product for use in the Buyer Territory; provided that any such Affiliates or Third Parties agree in writing to be bound by the applicable terms and conditions of this Agreement.

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(b) Subject to the terms and conditions of this Agreement, Seller shall be entitled to grant sublicenses of its rights under Section 2.1(a) through multiple tiers to its Affiliates or Third Parties in connection with the diligent and orderly wind-down of the Manufacturing, sales and marketing of PENNSAID 1.5% in the Buyer Territory; provided that any such Affiliates or Third Parties agree in writing to be bound by the applicable terms and conditions of this Agreement.

(c) Subject to the terms and conditions of this Agreement, Seller shall be entitled to grant sublicenses of its rights under Section 2.1(c), Section 2.1(d) and Section 2.2(b) through multiple tiers to its Affiliates or to Third Parties for use in connection with the Seller Business and the natural evolution of the Seller Business (including the development, manufacture and commercialization of products other than the Product and PENNSAID 1.5%), in each case, outside the Buyer Territory; provided that any such Affiliates or Third Parties agree in writing to be bound by the applicable terms and conditions of this Agreement.

Section 3.2 No Other Rights. Except as provided in this Agreement, no license or other right is granted by either Party to the other Party, by implication, estoppel or otherwise, under any Licensed IP, or other intellectual property now or hereafter owned or controlled by such Party.

Section 3.3 No Right To Challenge. Seller acknowledges that Buyer is the owner of all right, title and interest in and to the Licensed IP and the goodwill associated therewith. During the term of this Agreement, Seller shall not, and shall cause its Affiliates not to, take any action to challenge or attack, or assist any other Person in challenging or attacking, Buyer’s title to, or the validity, subsistence or enforceability of, any of the Licensed IP.

Section 3.4 Notices and Markings. As may reasonably requested by Buyer, Seller shall use, and shall cause its Affiliates and sublicensees to use, proper markings and notices in connection with use of the Licensed IP as required by applicable Law.

Section 3.5 Disclosure of Regulatory Documentation. No less than once per calendar quarter, each Party will provide the other Party with any new or updated Regulatory Documentation developed or acquired by the providing Party during the preceding calendar quarter that is necessary or useful for the receiving Party to exercise its rights under Section 2.2.

ARTICLE IV

PROTECTION OF TRADE SECRETS

The provisions of Section 5.3 of the Asset Purchase Agreement shall apply with respect to the Licensed IP and Regulatory Documentation and the terms of such Section 5.3 are incorporated herein by reference.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 No Warranties. Except as expressly provided in the Asset Purchase Agreement, no Party makes any representations or warranties, express or implied. Without

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limiting the generality of the foregoing, Buyer makes no representations or warranties, express or implied, with respect to the Licensed IP.

ARTICLE VI

MAINTENANCE AND ENFORCEMENT

Section 6.1 Maintenance and Prosecution. Buyer shall maintain the pendency, subsistence, validity and enforceability, of the Licensed IP. Buyer may discontinue prosecution or maintenance, abandon, or dedicate to the public any of the Licensed IP in its sole discretion; provided, that Buyer shall give notice to Seller prior to discontinuing any such prosecution or maintenance.

Section 6.2 Enforcement. In the event of an infringement or other violation by a Third Party of any of the Licensed Know-How or Licensed Copyrights outside the Buyer Territory, which infringement is material to the Seller’s business outside the Buyer Territory, at the request and sole expense of Seller, Buyer shall take whatever action, including filing an infringement suit in Buyer’s or Seller’s name, reasonably requested by Seller to abate such infringement or other violation. In the event Seller makes such a request, Buyer shall use counsel paid for by Seller and such action shall be controlled by Buyer, and Seller and its Affiliates shall not otherwise assert any rights under the Licensed IP against any Third Party. Buyer otherwise shall have no obligation under this Agreement with respect to terminating any infringement or misappropriation of any of the Licensed IP.

ARTICLE VII

TERM AND TERMINATION

Section 7.1 Term. Except as otherwise terminated pursuant to this ARTICLE VII, this Agreement shall be perpetual.

Section 7.2 Termination Rights.

(a) Buyer may terminate in whole or in part any of Seller’s rights and licenses under Section 2.1(a) if the Supply Agreement is terminated in accordance with the provisions thereof.

(b) Buyer may not terminate this Agreement or any of Seller’s rights and licenses under Section 2.1(c) or Section 2.1(d) for any reason. Buyer’s sole remedies with respect to a breach by Seller of any of the terms or conditions of, or Seller’s obligations under, this Agreement shall be to seek damages or specific performance pursuant to the terms and conditions of Section 8.5.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties hereto.

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Section 8.2 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly provided herein.

Section 8.3 Entire Agreement. This Agreement, the Disclosure Schedules, the Asset Purchase Agreement, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions, contain the entire agreement between the Parties with respect to the Transactions and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.

Section 8.4 Confidentiality of Terms and Conditions; Public Announcements. The terms and conditions of this Agreement shall be maintained in strict confidence by each of the Parties from and after the date of this Agreement with the same degree of care as it maintains its own confidential and proprietary information and shall not be, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, published, disseminated or disclosed to any Third Party nor used by such Party for any purpose except to the extent necessary for the performance of this Agreement. Without limitation to the foregoing, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the other Party’s name or the transactions contemplated hereby and no Party shall issue any such press release or make any such public statement without having first submitted a draft thereof to the other Party. The issuance thereof shall not be made without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). However, the approval by the other Party shall be unnecessary if the disclosing Party is subject to a requirement of applicable Law or by the applicable rules of any stock exchange to disclose the existence and terms of this Agreement, or if such disclosure is necessary, as in the reasonable opinion of the disclosing Party’s counsel, in order to implement the provisions of this Agreement. In such event, the disclosing Party shall notify without delay the other Party and provide the other Party with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond the Party’s control. The other Party may provide comments to the submission or release and the disclosing Party shall in such case in good faith take into consideration all such reasonable comments. Unless otherwise agreed with the other Party, the disclosing Party shall only disclose such information that is needed to comply with applicable Law or stock exchange rules.

Section 8.5 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

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(b) Subject to Section 8.6, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL.

(c) The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 8.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

Section 8.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives any requirement that the other Party post a bond or other security as a condition for obtaining any such relief. Each of the Parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

Section 8.7 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of such agreements or any of the provisions thereof.

Section 8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission or email (with transmission confirmed, other than by means of automatic reply) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Party at its address specified below or to such other address as the Party to whom notice is to be given may have provided to the other Party. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile or email (with receipt confirmed by telephone or email). Any Notice delivered by facsimile or email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

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If to Seller:

Nuvo Research, Inc.
7560 Airport Road, Unit 10
Mississauga, Ontario, Canada
L4T 4H4
[…***…]

with a copy (which shall not constitute notice) to:

Cooley LLP
11951 Freedom Drive, 15th Floor
Reston, VA 20190
[…***…]

If to Buyer:

HZNP Limited
c/o Horizon Pharma USA, Inc.
520 Lake Cook Rd., Suite 520
Deerfield, IL 60015
[…***…]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
[…***…]

Section 8.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the

***	Confidential Treatment Requested

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illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

Section 8.10 Binding Effect; Assignment. Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign, in whole or in part, any of its rights, or delegate the performance of any of its obligations, under this Agreement without the prior written authorization of the other Party, which authorization shall not be unreasonably withheld, conditioned or delayed, and any assignment or delegation of this Agreement or any of such rights or obligations without such authorization shall be void and of no effect; provided, however, that either Party may assign the Agreement, in whole or in part, to an Affiliate without the prior written authorization of the other Party; and provided, further, that either Party shall have the right to assign this Agreement, in whole or in part, in connection with a merger or other acquisition of the capital stock or all or substantially all of its assets, without the prior written authorization of the other Party. Any permitted assignment or delegation hereunder by a Party shall not relieve such Party of any of its obligations under this Agreement (whether by operation of law or otherwise), unless, with respect an assignment to a Third Party, such assignee agrees in writing to assume such Party’s obligations under this Agreement, in which case such Party shall be relieved of its obligations hereunder from and after the effective date of such assignment and assumption. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 8.12 Export Control. Seller hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or non-United States agency or authority, and not to knowingly export, or allow the export or re-export of any Licensed Know-How or any direct product thereof in violation of any such restrictions, laws or regulations.

Section 8.13 Relationship Between Parties. The Parties are and will remain at all times independent contractors, and no agency, employment, partnership or joint venture relationship exists between them. Neither Party hereto shall have, or shall represent that it has, any power, right or authority to bind the other Party hereto to any obligation or liability, or to assume or create any obligation or liability on behalf of the other Party.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative.

NUVO RESEARCH INC.

By:
Name:
Title:

HZNP LIMITED

By:
Name:
Title:

EXHIBIT E

[…***…]

***	Confidential Treatment Requested

EXHIBIT F

[…***…]

***	Confidential Treatment Requested

EXHIBIT G

Execution Version

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (this “Patent Assignment”) is entered into as of October 17, 2014 (the “Effective Date”), by and between Nuvo Research Inc., a company incorporated in the Province of Ontario, Canada (“Seller”), and HZNP Limited, a nonresident Irish company that is a tax resident in Bermuda (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of October 17, 2014, pursuant to which, among other things, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer all right, title and interest of Seller in and to the Assigned Patents (as defined below), and Buyer has agreed to purchase and accept all right, title and interest of Seller in and to the Assigned Patents from Seller.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Assigned Patents. “Assigned Patents” means the patents and patent applications listed on Schedule 1 attached hereto, together with any continuations, continuations-in-part, divisionals, substitutions, reissues, reexaminations, patent term restorations and patent term extension of any of the foregoing in the United States of America.

2. Assignment. Seller does hereby sell, assign, transfer, convey and deliver to Buyer all right, title and interest of Seller in and to the Assigned Patents for Buyer’s own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Seller if this Patent Assignment and sale had not been made, together with all income, royalties, damages or payments due or payable on and after the Effective Date, including, without limitation, the right to sue and recover damages for past, present and future infringement of, and the right to file additional applications claiming priority to, any of the Assigned Patents.

3. Recordation. Seller hereby requests and authorizes the Commissioner of Patents and Trademarks to record Buyer as the owner of the Assigned Patents, as assignee of the entire right, title and interest in and to the same. Buyer shall have the right to record this Patent Assignment with all applicable governmental entities so as to perfect its ownership of the Assigned Patents.

4. Counterparts. This Patent Assignment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A faxed or electronic (i.e. PDF) signature shall be deemed original for all purposes under this Patent Assignment.

5. Further Assurances. Each of the Parties hereto agrees to execute and deliver such documents, and to take such actions, as may be reasonably requested by the other

Party to give effect to this Patent Assignment and to vest, perfect, confirm, record or otherwise reflect the Parties’ rights as set forth herein.

6. Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Patent Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Patent Assignment to the substantive law of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Patent Assignment, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned have duly executed this Patent Assignment, as of the day and year first above written.

NUVO RESEARCH INC.

By:
Name:
Title:

HZNP LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO PATENT ASSIGNMENT AGREEMENT]

Schedule 1

Assigned Patents

Title of Patent or Patent Application	Serial Number	Filing Date	Patent Number
Diclofenac Topical Formulation	12/134,121	October 17, 2007	8,252,838

Diclofenac Topical Formulation	13/564,688	August 1, 2012	8,563,613

Diclofenac Topical Formulation	14/025,781	September 12, 2013	Allowed

Diclofenac Topical Formulation	14/497,096	September 25, 2014	Pending

Treatment of pain with topical diclofenac compounds	12/459,998	July 10, 2009	8,546,450

Treatment of pain with topical diclofenac compounds	12/660,865	March 4, 2010	8,618,164

Treatment of pain with topical diclofenac	12/914,867	October 28, 2010	8,217,078

Treatment of pain with topical diclofenac	13/665,790	October 31, 2012	Pending

Treatment of pain with topical diclofenac	13/668,061	November 2, 2012	8,741,956

Dispensing system[1]	13/657,711	October 22, 2012	Pending

Dispensing system[12]	PCT/US13/66237	October 22, 2013	Pending

[1]	Jointly owned by Mallinckrodt LLC
[2]	Only with respect to any U.S. national phase entry

EXHIBIT H

SUPPLY AGREEMENT

EXHIBIT I

Execution Version

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (this “Trademark Assignment”) is entered into as of October 17, 2014 (the “Effective Date”), by and between Nuvo Research Inc., a company incorporated in the Province of Ontario, Canada (“Seller”), and HZNP Limited, a nonresident Irish company that is a tax resident in Bermuda (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and the Buyer have entered into that certain Asset Purchase Agreement, dated as of October 17, 2014, pursuant to which, among other things, Seller has agreed to sell, assign, transfer, convey and deliver to Buyer all right, title and interest of Seller in and to the Assigned Trademark (as defined below), and Buyer has agreed to purchase and accept all right, title and interest of Seller in and to the Assigned Trademark from Seller.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Assigned Trademarks. “Assigned Trademark” means the trademark and corresponding registration listed on Schedule 1 attached hereto.

2. Assignment. Seller does hereby sell, assign, transfer, convey and deliver to Buyer all right, title and interest of Seller in and to the Assigned Trademark for Buyer’s own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Seller if this Trademark Assignment and sale had not been made, together with the goodwill symbolized by the Assigned Trademark, and all income, royalties, damages or payments due or payable on and after the Effective Date, including, without limitation, the right to sue and recover damages for past, present and future infringement or dilution of any of the Assigned Trademark.

3. Recordation. Seller hereby requests and authorizes the Commissioner of Patents and Trademarks to record the Buyer as the owner of the Assigned Trademark, as assignee of the entire right, title and interest in and to the same. The Buyer, at its own expense, shall have the right to record this Trademark Assignment with all applicable governmental entities so as to perfect its ownership of the Assigned Trademark.

4. Counterparts. This Trademark Assignment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A faxed or electronic (i.e. PDF) signature shall be deemed original for all purposes under this Trademark Assignment.

5. Further Assurances. Each of the Parties hereto agrees to execute and deliver such documents, and to take such actions, as may be reasonably requested by the other Party to give effect to this Trademark Assignment and to vest, perfect, confirm, record or otherwise reflect the Parties’ rights as set forth herein.

6. Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Trademark Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Trademark Assignment to the substantive law of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Trademark Assignment, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed this Trademark Assignment, as of the day and year first above written.

NUVO RESEARCH INC.

By:
Name:
Title:

HZNP LIMITED

By:
Name:
Title:

Schedule 1

Assigned Trademarks

Trademark	Registration Number
PENNSAID	3556292